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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of OvaScience, Inc. for the registration of up to $150 million of common stock, preferred stock, debt securities, warrants, rights purchase contracts and units, and to the incorporation by reference therein of our reports dated February 26, 2016, with respect to the consolidated financial statements of OvaScience, Inc., and the effectiveness of internal control over financial reporting of OvaScience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 2016

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm